                          FORM OF EMPLOYMENT AGREEMENT

                                  by and among

                    Affordable Residential Communities Inc.,

                          ARC Management Services, Inc.

                                       and

                                John G. Sprengle

                          FORM OF EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") made this     day of
February, 2004, by and among Affordable Residential Communities Inc., a
Maryland corporation (the "Company") and ARC Management Services, Inc., a
Delaware corporation ("ARC Management") and John G. Sprengle ("Executive").

         WHEREAS, the Company, ARC Management and the Executive desire to enter into an agreement relating to the employment of the Executive by the Company and
ARC Management, which employment shall commence (the "Commencement Date") as of the consummation of the initial underwritten public offering of shares of common stock of the Company (the "Initial Public Offering");

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive has and can continue to contribute significantly to the growth and success of the Company and its subsidiaries (including ARC
Management) and desires to provide for the employment of the Executive and to encourage the attention and dedication to the Company and its subsidiaries of the Executive as a member of management, in the best interests of the Company and its shareholders;

         WHEREAS, the Executive is willing to commit himself to serve the
Company and ARC Management on the terms and conditions herein provided; and

         WHEREAS, the Company and ARC Management wish to employ Executive upon the terms hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company, ARC Management and
Executive agree as follows:

         1. Employment. The Company and ARC Management hereby agree to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. This Agreement shall become effective only upon the consummation of the Initial Public Offering, and in the event the
Initial Public Offering does not occur, this Agreement shall be null and void and of no force or effect.

         2. Term. The period of employment of the Executive by the Company and
ARC Management hereunder shall commence on the Commencement Date, and shall continue in effect through the third anniversary of such date unless further extended as provided in this Section 2 or sooner terminated as provided in
Section 7. Commencing on the first anniversary of the Commencement Date, and on each successive anniversary thereafter, the contract term of the Executive's employment shall be automatically extended for one (1) additional year unless, not later than the date which is sixty (60) days prior to such anniversary, the
Company shall have delivered to the Execu-

tive or the Executive shall have delivered to the Company a written notice that the term of the Executive's employment hereunder will not be extended (the initial term, as it may be so extended, the "Employment Period").

         3. Position and Duties. During the Employment Period, the Executive
shall serve as the Chief Financial Officer of the Company. The Executive's
responsibilities and authority shall include such responsibilities and authority as may from time to time be assigned to the Executive by the Chief Executive
Officer of the Company or by the Board and shall be consistent with the
Executive's title, position and stature with the Company. The Executive agrees to devote substantially all of his business time and efforts to the performance of his duties for the Company.

         4. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based in Denver, Colorado, except for required travel on the Company's business.

         5. Compensation and Related Matters.

             (a) Base Salary. As compensation for the performance by the
Executive of his obligations hereunder, during the Employment Period, the
Company shall pay the Executive a base salary at the rate of three hundred and seventy five thousand ($375,000) per annum, which amount may be increased from time to time during the Employment Period by the Board in its sole discretion
("Base Salary"). Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices.

             (b) Bonuses. During the Employment Period, the Executive shall be eligible to participate in the Company's Management Incentive Plan (or any
successor or substitute bonus or incentive plan) and to receive such annual performance bonus (the "Bonus") pursuant to such plan as may be awarded to him by the compensation committee of the Board in its sole discretion.

             (c) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all travel expenses and all living expenses while traveling on business or at the request of and in the service of the Company (or any subsidiary of the Company as contemplated by
Section 6 below), provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

             (d) Other Benefits. The Executive shall be entitled to participate in all of the employee compensation, welfare and benefit plans and arrangements
(including any vacation policy or program) made available by the Company to its similarly situated executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

         6. Offices. Subject to Sections 3 and 4 hereof, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of

the Company and/or any subsidiary of the Company, as a member of any committee of the board of directors of any of such companies, and/or in one or more executive management positions with any of the Company's subsidiaries or affiliates, provided that the Executive shall be indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of the Company or any of its subsidiaries or any such executive management position, as the case may be.

         7. Termination. The Executive's employment hereunder (and the
Employment Period) may be terminated as follows:

             (a) Death. The Executive's employment hereunder (and the Employment
Period) shall terminate upon his death.

             (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of six (6)
consecutive months, and within thirty (30) days after written Notice of
Termination (as defined in Section 8 hereof) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder (and the Employment Period) for
"Disability." In the event of any dispute under this paragraph, the Executive agrees to submit to a physical or mental examination by a licensed physician selected by the Company and to be bound by the Company's decision based on the results thereof.

             (c) Cause. The Company may terminate the Executive's employment hereunder (and the Employment Period) for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment arrangement hereunder upon (i) the willful and continued failure by the
Executive to substantially perform the Executive's duties with the Company
(other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to
Section 7(d) hereof) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the
Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries or affiliates, monetarily or otherwise or (iii) the Executive's conviction of, or entry by the Executive of a guilty or no contest plea to, a felony under any laws of the U.S. or any state thereof. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

             (d) Good Reason. The Executive may terminate his employment hereunder (and the Employment Period) for "Good Reason." "Good Reason" for
termination by the Executive of the Executive's employment shall mean:

                          (i) any purported termination of the Executive's
             employment which is not effected pursuant to a Notice of
             Termination satisfying the requirements of Section 8 hereof; for purposes of this Agreement, no such purported termination shall be effective; or

                          (ii) a substantial reduction in Base Salary or in the
             aggregate opportunity of the Executive to participate in the
             Company's incentive compensation and other employee welfare and benefit plans from that provided to the Executive as of the
             Commencement Date.

             The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that the Executive shall be required to provide a Notice of Termination within ninety (90) days following the occurrence of any event alleged by the Executive to constitute Good Reason for the termination of his employment hereunder. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.

             (e) Without Cause by the Company; Without Good Reason by the
Executive. The Company may terminate the Executive's employment hereunder (and the Employment Period) at any time without Cause upon thirty (30) days prior written notice to the Executive. The Executive may terminate the Executive's employment (and the Employment Period) voluntarily for any reason or no reason at any time by giving thirty (30) days prior written notice to the Company.

             (f) Change in Control. A "Change in Control" shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

                          (i) any Person is or becomes the Beneficial Owner (as
             defined in Rule 13d-3 of the Securities Exchange Act of 1934, as
             amended from time to time (the "Exchange Act")), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Affiliates)
             representing 50% or more of the combined voting power of the
             Company's then outstanding securities; provided, however, that the following shall not constitute an "acquisition" by any Person for purposes of this Section 7(f)(i): an acquisition of the Company's securities by the Company which causes the Company's voting securities beneficially owned by a Person to represent 50% or more of the combined voting power of the Company's then outstanding securities; provided, further, however, that if a Person shall become the beneficial owner of 50% or more of the combined voting power of the Company's then outstanding securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or

                          (ii) the following individuals cease for any reason to
             constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the
             Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent
             solicitation, relating to the election of directors of the Company)
             whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

                          (iii) there is consummated a merger or consolidation
             of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the
             Board, the entity surviving such merger or consolidation or, if the
             Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

                          (iv) the stockholders of the Company approve a plan of
             complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than (A)
             a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B)
             other than a sale or disposition by the Company of all or
             substantially all of the Company's assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, or the ultimate parent thereof.

             Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section 7(f), "Person" shall have the meaning given in Section 3(a)(9)
of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly

or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         8. Termination Procedure.

             (a) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this
Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall, if applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board (excluding the
Executive) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was engaged in the conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

             (b) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death,
(ii) if the Executive's employment is terminated for Disability pursuant to
Section 7(b), thirty (30) days after the date of delivery of Notice of
Termination (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated for Cause pursuant to
Section 7(c), the date specified in the Notice of Termination, which shall not be earlier than thirty (30) days after the date of delivery of the Notice of
Termination and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date
(within thirty (30) days following the date on which such Notice of Termination is delivered) set forth in such Notice of Termination.

         9. Compensation upon Termination or During Disability. The Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to the Executive except as expressly set forth in this Section 9, and except for such payments, the Executive hereby irrevocably waives any claim for severance compensation.

             (a) Disability; Death. During any period that the Executive fails to perform his duties hereunder as a result of his Disability, the Executive shall continue to receive his full Base Salary at the rate in effect at the beginning of such period and continue as a participant in all compensation and benefit plans in which the Executive was participating pursuant to Sections 5(b)
and 5(d) until his employment is terminated pursuant to Section 7(a) or Section
7(b). Following the termination of the Executive's employment due to Disability or death, the Company shall:

                          (i) pay to the Executive any accrued but unused
             vacation pay (the "Unpaid Vacation Amounts").

                          (ii) pay to the Executive an amount equal to the
             product of (x) the sum of (I) the Executive's then current Base
             Salary and (II) the average annual cash bonus earned by the
             Executive pursuant to the Annual Incentive Bonus Plan (or any successor or substitute bonus plan) during the three fiscal years immediately prior to the fiscal year in which the Date of
             Termination occurs (or, if three fiscal years have not elapsed from the Commencement Date through the Date of Termination, average annual cash bonus so earned by the Executive for the number of full fiscal years elapsed from the Commencement Date through the Date of
             Termination; or, if no full fiscal years have elapsed during such period, the Executive's target annual bonus for the year in which the Date of Termination occurs) (such sum of (I) and (II), the
             "Severance Payment") and (y) two (2), paid in installments at such times as Executive would normally receive payroll checks as though employed by the Company through the severance payment period.

                          (iii) provide for the full vesting of any equity
             incentive awards then held by the Executive to the extent unvested as of the Date of Termination.

                          (iv) pay to the Executive a pro rata portion to the
             Date of Termination of the value of the Executive's bonus for the fiscal year in which the Date of Termination occurs under the
             Annual Incentive Bonus Plan (or any successor or substitute bonus plan), calculated by multiplying the award that the Executive would have earned on the last day of such fiscal year, assuming
             achievement at target level of all performance goals established with respect to such bonus, by a fraction, the numerator of which is the number of days elapsed from the commencement of the fiscal year in which occurs the Date of Termination and the denominator of which is 365 (the "Pro Rata Bonus").

                          (v) for a period of one (1) year in the case of the
             Executive's death or two (2) years in the case of the Executive's
             Disability, provide the Executive with an opportunity to elect continued coverage under the Company's group health plans in accordance with Section 4980B of the Internal Revenue Code of 1986, and the Company shall bear the cost of such coverage; provided, however, that, in the case of Disability, benefits otherwise due to the Executive pursuant to this Section 9(a)(v) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the Benefit Coverage Period by a subsequent employer ("Health Benefit Coverage").

             (b) By the Company without Cause or by the Executive for Good
Reason. If during the Employment Period the Executive's employment is terminated
(x) by the Company other than for Cause or Disability or (y) by the Executive for Good Reason, the Company shall:

                          (i) Continue to pay and otherwise provide to the
             Executive, during any notice period (not to exceed thirty (30)
             days), all compensation, Base Salary and previously accrued but unpaid Bonuses (if any) and shall continue to allow the Executive to participate in any welfare benefit plans in accordance with the terms of such plans.

                          (ii) pay to the Executive the Unpaid Vacation Amounts.

                          (iii) pay to the Executive an amount equal to the
             product of (x) the Executive's then current Base Salary and (y)
             two, paid in installments at such times as Executive would normally receive payroll checks as though employed by the Company through the severance payment period; provided, however, that in the event such termination of employment occurs on or following a Change in
             Control, the Company shall pay the Executive an amount equal to the product of (x) the Severance Payment and (y) two (2) , paid in installments at such times as Executive would normally receive payroll checks as though employed by the Company through the severance payment period;

                          (iv) provided such termination of employment occurs on
             or following a Change in Control, pay to the Executive the Pro Rata
             Bonus.

                          (v) provide the Health Benefit Coverage for a period
             of two (2) years following the Date of Termination.

             Notwithstanding the foregoing, the Company's obligation to provide the Executive the payments and benefits described in this Section 9(b) shall cease as of the date the Executive breaches any of the provisions of Section 11 hereof.

             (c) Tax Gross-Up. If any of the payments or benefits received or to be received by the Executive (including any payment or benefits received in connection with a Change in Control or the Executive's termination of employment whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross Up Payment") such that the net amount retained by the
Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the
Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

             (d) By the Company for Cause or by the Executive other than for
Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall pay the Executive his Base Salary (at the rate in effect at the time Notice of
Termination is given) through the Date of Termination, and the Company shall have no additional obligations

to the Executive under this Agreement except as set forth in subsection (e) of this Section 9.

             (e) Compensation Plans. Following any termination of the
Executive's employment, the Company shall pay the Executive all accrued but unpaid amounts, if any, to which the Executive is entitled as of the Date of
Termination under any compensation plan or benefit plan or program of the
Company, at the time such payments are due, in any event, in accordance with the terms of such plans or programs.

             (f) Return of Company Property. Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Executive, if any.

         10. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for the Executive by seeking other employment or otherwise. However, the amount of any payment or benefit provided for the
Executive hereunder shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

         11. Confidential Information; Noncompetition; etc.

             (a) Non-Competition. The Executive acknowledges and agrees that the
Executive's duties under this Agreement qualify the Executive as "executive and management personnel" under Colorado Revised Statute Section 8-2-113(2)(d). The
Executive further acknowledges that, during the course of the Executive's employment, the Executive will gain knowledge of "trade secrets" - as such term is used under Colorado Revised Statute Section 8-2-113(2)(b) - of the Company
and its subsidiaries and affiliates. Accordingly, the Executive acknowledges and agrees that the restrictive covenants are valid under Colorado Revised Statute
Section 8-2-113, and are temporally and geographically reasonable.

             In that regard, during the Employment Period and for a period of twnety four (24) months following the termination of the Executive's employment for any reason (including without limitation upon the expiration of the
Employment Period) and provided that the Company has paid to the Executive any and all severance amounts, if any, due to Executive under Section 9 hereof, the
Executive shall not engage in Competition (as hereinafter defined) with the
Company or any of its subsidiaries or affiliates. For purposes of this
Agreement, "Competition" by the Executive shall mean the Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization where any aspect of the business of the

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Company or any of its subsidiaries is conducted, or planned to be conducted, as of the date of this Agreement or as of the date of termination of the
Executive's employment, anywhere within the United States, which business activity is the same as or competitive with the Company or any of its subsidiaries as the same may be conducted from time to time.

             Notwithstanding anything to the contrary contained herein, direct or indirect "beneficial ownership" by the Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and
Regulations under the Securities Exchange Act of 1934, as amended, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Section 11(a).

             (b) Non-Solicitation. In addition to the restriction contained in
Section 11(a), except as otherwise provided in the last paragraph of this
Section 11(b), for a period of twenty four (24) months following the termination of Executive's employment for any reason (including without limitation upon the expiration of the Employment Period) and provided that the Company has paid to the Executive any and all severance amounts, if any, due under Section 9 hereof,
Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, solicit the employment or services of, or hire or engage, any person who was known to be employed or engaged by the Company or its subsidiaries or affiliates as of the date of
Executive's termination of employment or who was known to be employed or engaged by the Company or its subsidiaries or affiliates during the six-month period immediately preceding the Executive's termination of employment.

             The covenants contained in this Section 11(b) shall be null and void and of no force or effect with respect to any termination of the
Executive's employment occurring on or following a Change in Control.

             (c) Confidentiality. Executive acknowledges that information pertaining to the prior or current business of the Company or any of its subsidiaries or contemplated business of the Company or any of its subsidiaries and its customers (including without limitation information relating to the
Company's subsidiaries, affiliates and predecessors and their respective customers and information relating to entities with which the Company or its subsidiaries or affiliates has communicated with respect to a possible acquisition or material investment) constitutes valuable and confidential assets of the Company, and Executive acknowledges that the unauthorized use or disclosure of such information would be detrimental to the business of the
Company and its subsidiaries. Without limitation of the foregoing, Executive agrees that the following types of information are confidential:

                          (i) information pertaining to any customer of the
             Company or its subsidiaries or affiliates, including information relating to the prior, current or future research or development activities of any customer, or relating to other business
             activities of any customer;

                                       11

                          (ii) information, conclusions and developments
             resulting from work performed, and all methods and procedures relating to work performed, or to be performed, for the Company or its subsidiaries or affiliates or any customer;

                          (iii) information, conclusions and developments
             resulting from, and all methods and procedures relating to prior, current or contemplated projects and products of the Company or its subsidiaries or affiliates;

                          (iv) information, conclusions and developments,
             resulting from work performed, or to be performed, pertaining to any entity with which the Company or its subsidiaries or affiliates has communicated during the Employment Period concerning a possible acquisition of, or material investment in, such entity; and

                          (v) information which the Executive has a reasonable
             basis to know was accepted by the Company or its subsidiaries or affiliates from any third party under an obligation of
             confidentiality.

             The Executive shall, during the Employment Period and thereafter, hold and preserve all confidential information of the Company or its subsidiaries or affiliates and of its customers in trust and confidence for the
Company and for its customers, and shall not, without the express written approval of an officer of the Company, disclose any such confidential information to any unauthorized person or use or copy any such confidential information for other than the Company's business, either during, or after termination of, employment by the Company. The Executive shall not disclose to the Company or its subsidiaries or affiliates, or induce the Company or its subsidiaries or affiliates to use, any confidential information belonging to others, without authorization from such other parties. Specifically excluded from the above confidentiality provisions is any information which becomes available to the public other than through the unauthorized disclosure by the
Executive.

             (d) Non-Disparagement. During the Employment Period and for a
period of twenty four (24) months following the termination of the Executive's employment for any reason (including without limitation upon the expiration of the Employment Period), the Executive will not intentionally make, or cause to be made, any statement, observation or opinion disparaging the business or reputation of the Company or the Company's officers, directors or employees.
Nothing contained in this Section 11(d) shall preclude the Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other legal process.

             (e) Injunctive Relief. The Executive agrees that any breach or threatened breach of subsections (a), (b), (c) or (d) of this Section 11 would result in irreparable injury and damage to the Company and its subsidiaries and affiliates for which the Company and its subsidiaries and affiliates would have no adequate remedy at law. Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach

                                       12

by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The parties hereto further agree that the provisions of the covenant not to compete are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant shall be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

         12. Successors; Notice.

             (a) Company's Successors. The Company will require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or ARC
Management to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and/or ARC Management would be required to perform it if no such succession had taken place. Failure of the
Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the
Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if the Company had terminated his employment other than for Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (or, if applicable, the business and/or assets of ARC Management) as aforesaid which executes and delivers the agreement provided for in this Section
12 or which otherwise becomes bound by all the terms and provisions of this
Agreement by operation of law.

             (b) Executive's Successors. This Agreement and all rights of the
Executive hereunder shall inure to the benefit of and be enforceable by the
Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate. The services to be performed by the Executive hereunder are specific to the Executive and may not be assigned by the Executive.

                                       13

             (c) Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                          if to the Executive, at the Executive's most recent
             address shown in the records of the Company; and

                          If to the Company or ARC Management, to:

                          Affordable Residential Communities Inc.
                          600 Grant Street
                          Suite 900
                          Denver, Colorado 80203
                          Attention: Scott L. Gesell, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by its Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this
Agreement. This Agreement shall be binding on all successors to the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without regard to its conflicts of law principles. All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections. The obligations of the Company and the Executive under this Section 13 and Sections
8, 9, 10, 11 and 12 hereof shall survive the expiration of the term of this
Agreement. The compensation and benefits payable to the Executive under this
Agreement shall be in lieu of any other severance benefits to which the
Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company or ARC Management.

         14. Withholding. Any amounts payable or property transferred pursuant to this Agreement shall be subject to applicable tax withholding, and the
Company may require a cash payment with respect to such obligations as a condition of any such payment or transfer of property.

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         15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         17. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

                                       15

             IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

                           AFFORDABLE RESIDENTIAL COMMUNITIES INC.

                           By:  __________________________________

                           ARC MANAGEMENT SERVICES INC.

                           By:  __________________________________

                           --------------------------------------
                           JOHN G. SPRENGLE

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